EXHIBIT 10.19

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into as of November 30, 2009 (“Effective Date”), by Osmetech Molecular Diagnostics, a wholly owned subsidiary of Osmetech Technologies, Inc. (“Company”) and Steven J. Kemper (“Executive”). Company and Executive are each a “Party” to this Agreement and are sometimes collectively referred to as “Parties.”

Recitals Of The Intent Of The Parties

A. The Company wishes to employ Executive, and Executive wishes to accept such employment.

B. Executive acknowledges that this Agreement is necessary for the protection of Company’s investment in its business, goodwill, products, services, methods of operation, information, and relationships with its customers and other employees; and

C. Company acknowledges that Executive desires definition of the compensation and benefits, and other terms of employment;

Agreement Of The Parties

In consideration of foregoing recitals, the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Company and Executive agree as follows:

1. Employment. Company employs Executive, and Executive agrees to be employed by Company, upon the terms and conditions set forth in this Agreement beginning on the Effective Date and continuing until terminated by either Party pursuant to the terms of this Agreement.

2. Duties.

2.1. Basic Duties. Executive agrees to serve as Senior Vice President of Finance and with such other powers, duties and responsibilities usually vested in his position as well as additional or different duties that Executive may be reasonably directed to perform by Company.

2.2. Time Devoted to Employment. Executive will devote his full time to the business of Company during the term of this Agreement and will perform his duties and responsibilities faithfully, diligently and to the best of his ability, in compliance with all applicable laws and the Company’s policies and procedures. Executive will not engage in any other business activity, except as may be approved in writing by the Chief Executive Officer of Company, in its sole discretion.

2.3. Place of Performance. Executive shall be based at Company’s offices in Pasadena, California until such time as the Company relocates to the San Diego Area. The Executive will be required travel on Company’s business from time-to-time.

2.4. No Conflicting Agreements. Executive represents and warrants that the performance of Executive’s duties under this Agreement does not and will not breach any other

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agreement, including any confidentiality and non-disclosure agreements with prior employers or other persons. Executive represents and warrants that Executive has not entered into, and will not enter into, any agreement, either written or oral in conflict with this Agreement. Executive represents that Executive has disclosed to Company any actual or potential conflicts.

2.5. Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act which would intentionally injure Company’s business, its interests, or its reputation. Executive understands that it is Company’s policy to conduct its business ethically and legally and agrees to uphold those standards of business conduct and ethical principles, and comply with all applicable laws and regulations and Company’s policies.

3. Compensation and Method of Payment.

3.1. Total Compensation. As compensation under this Agreement, Company will pay and Executive will accept the following:

3.1.1. Executive will receive on an annual basis of Two Hundred Thirty Thousand Dollars ($230,000.00) (“Base Salary”). The Company will review Executive’s Base Salary annually and may, in its sole discretion increase the Executive’s Base Salary, considering Executive’s achievements during the prior period, business conditions and other factors as may be deemed relevant by Company, but in no event shall such review result in a reduction of Employee’s salary below $230,000.00 on an annual basis unless mutually agreed upon.

3.1.2. Executive will be eligible to participate in the Management Incentive Bonus of up to 30% variable pay based on current base salary, which will be defined on an annual basis and approved by the Board of Directors. Executive will only earn and be entitled to a Management Incentive Bonus if Executive is employed on the date the bonus is payable and Company will not pay prorated Management Incentive Bonus in the event of Executives earlier departure.

3.1.3. The Company will also offer Executive participation in the OMD stock incentive program. Executive will be granted an option equivalent to purchase 1.2% of the Company’s fully diluted outstanding shares after taking into account the new shares issued during the current fund raise per the current plan policies and procedures which includes Board of Directors’ approval. The stock option shall vest ratably over a period not to exceed 48 months.

3.1.4. In the event of a change of control, all of Executive’s options shall immediately vest.

3.1.5. Company will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with the performance of Executive’s duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation as Company may request and in accordance with any applicable policies adopted by the Company.

3.1.6. Executive will be entitled to participate in employee fringe benefit, health insurance, life insurance, and other programs which Company may adopt from time to time for executives of Company. Participation will be in accordance with any plans and any applicable policies adopted by Company. Executive will be entitled to vacations in accordance with Company policy in effect from time to time and subject to applicable state law. Current policy provides that, on an annual basis, Executive will accrue three weeks vacation pay.

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3.2. Reservation of Rights. Notwithstanding any other provision of this Agreement, Company reserves the right to modify, suspend or discontinue any and all benefit plans, practices, policies and programs at any time whether before or after termination of employment without advance notice to or recourse by Executive.

3.3. Payment of Compensation. The Company will pay Executive’s Base Salary in accordance with the normal payroll cycle of the Company as established from time to time. All compensation paid to Executive will be subject to applicable taxes, withholding and other required, usual or elected employee deductions.

4. Termination of Agreement.

This Agreement and all obligations under this Agreement (except for obligations contained in Sections 4, 5 and 6, which will survive any termination of Executive’s employment or this Agreement) will terminate upon the earliest to occur of any of the following:

4.1. At-Will. Either Party may terminate Executive’s employment for any reason, with or without cause and without advance notice.

4.1.1. If Executive terminates employment pursuant to this Section, Executive will receive (a) Base Salary prorated through the last day of Executive’s actual employment; (b) any bonus, if earned pursuant to the requirements of Section 3; (c) accrued and unpaid vacation; (d) unreimbursed expenses pursuant to Section 3 (collectively, “Separation Pay”). Except to the extent required by law or Incentive Plan Document, all other obligations and liabilities of Company terminate as of the effective date of any such termination.

4.1.2. If Company terminates Executive’s employment pursuant to this Section, in addition to the Separation Pay, Executive will receive the following “Severance Pay” provided that Executive signs a full general release in a form mutually agreeable to the Parties: (a) six months of Base Salary payable (at Executive’s option) in lump sum or in installments accordance with Company’s usual payroll schedule and including continuation of Executive’s medical and dental insurance during the six month period.

4.1.3. If Company terminates Executive’s employment pursuant to this Section, due to a change of control, Executive will receive the following “Severance Pay”, in lieu of section 4.1.2, provided that Executive signs a full general release in a form mutually agreeable to the Parties: (a) twelve months of Base Salary payable (at Executive’s option) in lump sum or in installments accordance with Company’s usual payroll schedule and including continuation of Executive’s medical and dental insurance during the twelve month period. “Change in Control” means the occurrence of any of the following:

(a) Any merger or consolidation of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation’s Common Stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation’s Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or

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(b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Corporation, or the liquidation or dissolution of the Corporation or

(c) individuals who would constitute a majority of the members of the Board elected at any meeting of stockholders or by written consent (without regard to any members of the Board elected pursuant to the terms of any series of Preferred Stock) shall be elected to the Board and the election or the nomination for election by the stockholders of such directors was not approved by a vote of at least two-thirds of the directors in office immediately prior to such election or

(d) a replacement of the now current Chief Executive Officer in any event.

4.2. Other Termination by Company. Company may terminate Executive for “Cause,” which for purposes of this Section 4.2, means (c) theft, fraud, dishonesty or Executive’s conviction of a felony; (d) Executive’s breach of his fiduciary duty or duty of loyalty to Company, including violation of the restrictive covenants in Section 5 of this Agreement; and (e) Executive’s gross negligence, misconduct or failure to comply with any material term of this Agreement. In the event of Company terminates Executive for Cause, Executive will receive Separation Pay. Except to the extent required by law or Incentive Plan Document, all other obligations and liabilities of Company terminate as of the effective date of any such termination.

4.3. Other Termination by Executive. Executive may terminate this Agreement for “Good Reason,” which for purposes of this Section 4.3, means the following (a) a reduction of Executive’s Base Salary (other than as provided in this Agreement or agreed to by Executive) or a material reduction in benefits, except to the extent implemented as to all other similarly-situated executives; and (b) without Executive’s consent, relocates Executive to another state. If Executive terminates for Good Reason, Executive will receive Separation Pay and Severance Pay. Except to the extent required by law or Incentive Plan Document, all other obligations and liabilities of Company terminate as of the effective date of any such termination.

4.4. Death or Disability. This Agreement will terminate immediately upon the death of Executive or upon the determination that Executive cannot perform the fundamental duties of his position with or without accommodation. If this Agreement terminates for the death or disability of Executive, Executive or Executive’s representatives will receive Separation Pay. Except to the extent required by law or Incentive Plan Document, all other obligations and liabilities of Company terminate as of the effective date of any such termination.

4.5. Compliance with IRC Section 409A. Notwithstanding anything to the contrary in this Agreement, if any payment to be made pursuant to this Agreement will trigger any accelerated or additional tax under Section 409A, then Company will defer or modify the commencement or payments to prevent such accelerated or additional tax under Section 409A.

4.6. Resignation as Board Member or Officer. If applicable to Executive, immediately upon the termination of Executive’s employment with Company, Executive will tender a written notice of Executive’s resignation from any and all offices of the Company and all subsidiaries, affiliates or clients in which the Executive represents the Company in the capacity of an officer or director. Notwithstanding any failure by the Executive to provide the Company with written notice of resignation, Executive hereby authorizes and directs the Board of Directors to accept the Executive’s resignation from all positions effective as of the date of termination of the Executive’s employment.

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5. Property Rights and Obligations of Executive. Executive agrees to be bound by the terms and conditions of Company’s Employee Non-Disclosure and Invention Agreement, which is incorporated by reference and attached as an Exhibit A to this Agreement. The provisions of this Section 5 and Attachment A will survive the termination of this Agreement. The covenants in this Section 5 and Attachment A will be construed as separate covenants and to the extent any covenant will be judicially unenforceable, it will not affect the enforcement of any other covenant. In the event Executive breaches any of the provisions of this Section 5 and Attachment A, Executive agrees that Company will be entitled to injunctive relief in addition to any other remedy to which Company may be entitled.

5.1 Company shall provide to Executive prior to November 30, 2009 a copy of the Company’s D&O insurance policy verifying that Executive is a covered party under the policy.

6. General Provisions.

6.1. Notices. Any notices or other communications required or permitted to be given under this Agreement must be in writing and addressed to Company or Executive at the addresses below, or at such other address as either Party may from time to time designate in writing. Any notice or communication that is addressed as provided in this Section will be deemed given (a) upon delivery, if delivered personally or via certified mail, postage prepaid, return receipt requested; or (b) on the first business day of the receiving Party after the transmission if by facsimile or after the timely delivery to the courier, if delivered by overnight courier. Other methods of delivery will be acceptable only upon proof of receipt by the Party to whom notice is delivered.

If to Company:	Osmetech Molecular Diagnostics, 757 S. Raymond Ave, Pasadena, Ca 91105 ATTN: Human Resources

If to Executive:	13587 Penfield Point, San Diego, CA 92130

6.2. Choice of Law and Forum. Except as expressly provided otherwise in this Agreement, this Agreement will be governed by and construed in accordance with the laws of the State of California. Both Parties agree that Los Angeles, California will be the venue of any proceeding and both Parties consent to the personal jurisdiction of the state and federal courts of the State of California.

6.3. Entire Agreement; Modification and Waiver. This Agreement supersedes any and all other agreements, whether oral or in writing, between the Parties with respect to the employment of Executive by Company and contains all covenants and agreements between the Parties relating to such employment in any manner whatsoever. Each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or written,

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have been made by any Party, or anyone acting on behalf of any Party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the Party to be charged. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

6.4. Assignment. This Agreement may not be assigned in whole or in part by Executive without the prior written consent of Company. However, subject to the foregoing limitation, this Agreement will be binding on, and will inure to the benefit of, the Parties and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns.

6.5. Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement will be held or deemed to be inoperative, unenforceable, or invalid as applied to any particular case or in all cases, such circumstances will not have the effect of rendering any such provision inoperative, unenforceable, or invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

6.6. Representation by Counsel; Interpretation. Company and Executive acknowledge that each Party to this Agreement has had the opportunity to be represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law or decision which would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. In addition, the term “including” and its variations are always used in the non-restrictive sense (as if followed by a phrase such as “but not limited to”). The provisions of this Agreement will be interpreted in a reasonable manner to affect the intent of the Parties.

6.7. Headings and Captions. Headings and captions are included for purposes of convenience only and are not a part of the Agreement.

6.8. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of, which will be deemed an original, but all of which together will constitute one and the same instrument. Fax signatures will be valid and binding.

OSMETECH MOLECULAR DIAGNOSTICS

By:	/s/ Jon Faiz Kayyem
Its:	Chief Executive Officer

“Executive”

/s/ Steven J. Kemper
Steven J. Kemper

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Attachment A to Executive Employment Agreement

Employee Non-Disclosure and Invention Agreement

This Executive Non-Disclosure and Invention Agreement (“NDIA Agreement”) is entered into as of the Effective Date of the Executive Employment Agreement (“NDIA Agreement”) Osmetech Molecular Diagnostics, a wholly owned subsidiary of Osmetech Technologies, Inc. (“Company”) and Steven J. Kemper (“Executive”). Company and Executive are each a “Party” to this NDIA Agreement and are sometimes collectively referred to as “Parties.”

Recitals Of The Intent Of The Parties

A. As an employee of the Company, Executive may receive or have access to business plans, inventions, discoveries, technical information, trade secrets, writings, designs, and other proprietary and confidential information of value and of such importance to the Company that it must be maintained as proprietary and confidential trade secrets of the Company both during and after termination of your employment. Furthermore, Executive may conceive or create Inventions (as defined below) in connection with and during the period of Executive’s employment with the Company.

B. This NDIA Agreement is attached to and incorporated into the Agreement pursuant to Section 5 of the Agreement. Execution of this NDIA Agreement is a condition of employment.

In consideration for the new or continued employment of Executive, and other valuable consideration, Company and Executive agree as follows:

1. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Executive recognizes that during the course of employment with Company, Executive may have access to Confidential Information of Company, its subsidiaries and other organizations controlled by, controlling, or under common control with it (“Affiliates”). “Company Group” means Osmetech, Inc. and its Affiliates, including Company. Company Group is a third-party beneficiary of this NDIA Agreement and the restrictive covenants in this NDIA Agreement are intended for the benefit of Company Group. As used in this NDIA Agreement, the term “Confidential Information” means the applicable information of each Company Group and includes information not publicly available about Company Group’s: (a) research and development; manufacturing methods and formulas; (b) purchasing; marketing; sales costs; pricing inventions; improvements; (c) inventions, discoveries and ideas (whether patentable or not) related to their activities; (d) business and management development plans; (e) customer and supplier contact information and requirements; (f) proprietary software systems and technology related methodologies; (g) customers’ proprietary software systems and technology related methodologies; (h) activities of their established committees or boards; (i) litigation, disputes, or investigations to which they may be (or may have been) a party and legal advice provided to Executive in the course of Executive’s employment; and (j) any other trade secrets. Executive acknowledges and agrees that all rights, title and interest in any Confidential Information will remain the exclusive property of Company. Executive will not, without the written consent of the Chief Operating Officer, during the term employment or at any time after the termination of employment, disclose copy, make use of, or remove from Company premises, Confidential Information except as may be required in the course of Executive’s employment with and for the benefit of Company. Executive specifically acknowledges that any use of Confidential

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Information by persons not employed by Company or who are not authorized by Company to use the information provides such persons an unfair competitive advantage which they would not have had without the use of Confidential Information.

2. RETURN OF CONFIDENTIAL INFORMATION AND OTHER COMPANY PROPERTY. No later than Executive’s termination date, Executive will return to Company and delete from any personal computer or other device all originals and all copies of any Company property, Confidential Information, and all materials, documents, notes, manuals, computer disks, computers, or lists containing or embodying Confidential Information, or relating directly or indirectly to the business of Company, which are in Executive’s possession or control.

2.1. INVENTIONS AND ORIGINAL WORKS ASSIGNED TO Company. Executive agrees to make prompt written disclosure to Company, will hold in trust for the sole right and benefit of Company, and hereby assigns to Company all Executive’s right, title and interest in and to any ideas, inventions, discoveries, concepts and ideas, whether patentable or not, including but not limited to processes, methods, formulae, software, techniques, strains, cultures, and organisms, as well as improvements and know-how, concerning any present or planned activities of Company that Executive is aware of as a result of employment of Company, original works of authorship, developments, improvements or trade secrets which Executive may solely or jointly conceive or reduce to practice, or cause to be conceived or reduced to practice, during the period of Executive’s employment with Company. Executive recognizes that this NDIA Agreement does not require assignment of any invention, which qualifies for protection under Section 2870 of the California Labor Code. 1

3. In addition, Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Executive will assist to obtain and enforce United States and foreign proprietary rights relating to any and all inventions, original works of authorship, developments, improvements or trade secrets of Company.

4. INVENTIONS/ORIGINAL WORKS RETAINED BY EMPLOYEE. Below is a complete disclosure of all inventions, original works of authorship, developments, improvements, and trade secrets that he has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of Executive’s employment with Company, that Executive considers to be the property of Executive or the property of third parties and that Executive wishes to have excluded from the scope of this NDIA Agreement: NONE                                         .

[1]	Section 2870 provides: (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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5. NOTICE TO THIRD PARTIES. In the event that Executive’s employment with Company terminates, Executive consents to the notification of Executive’s new employer or company of Executive’s rights and obligations under this NDIA Agreement.

6. OBLIGATIONS TO FORMER EMPLOYERS AND OTHER PARTIES. Executive promises that Executive has not brought to Company and will not improperly use or disclose any proprietary information or trade secret of former employers or companies. Executive also represents that Executive’s employment under this NDIA Agreement does not breach any other agreement or obligation of Executive and that Executive has not entered into any written or oral agreement in conflict with this NDIA Agreement.

7. NON-SOLICITATION OF COMPANY EMPLOYEES. Executive recognizes that Company’s employees are a valuable resource of Company. Executive will not during the term of Executive’s employment and for a period of one (1) year following its termination, either alone or in conjunction with any other person or entity, directly or indirectly solicit, induce, recruit, aid or suggest to any Company Executive to leave the employ of Company, or terminate or violate any contractual or fiduciary duty owing to Company.

8. RESTRICTIONS ON COMPETITION DURING EMPLOYMENT. Executive agrees that during Executive’s employment with Company Executive will not, directly or indirectly, have any ownership interest, work for advise, or have any business relationship with any person or entity that competes with Company, or that is planning to compete with Company, without the prior written approval of a manager who is at least at the Vice President level. While employed by Company, Executive will not use any unfair business practices to establish a competing business or undertake any actions to impair Company’s relationship with its existing customers and business.

9. NON-SOLICITATION OF CUSTOMERS USING CONFIDENTIAL INFORMATION. Executive recognizes that information about Company’s customers are Confidential Information and trade secrets of Company. During the term of Executive’s employment and for a period of one (1) year following its termination, Executive will not use Confidential Information or other unfair business practices to divert or attempt to divert from Company any business or customers with whom Executive dealt or about whom Executive had access to Confidential Information by virtue of Executive’s employment.

10. SURVIVAL OF OBLIGATION. Executive expressly understands and agrees that the obligations, responsibilities and duties of Executive under this NDIA Agreement will survive the termination of Executive’s employment with Company.

11. NOTICE OF LEGAL OBLIGATION. In the event that Executive is required in a civil, criminal or regulatory proceeding to disclose any part of the Confidential Information, Executive will give the President of Company prompt written notice of the request to permit Company to seek an appropriate remedy or to waive the Executive’s compliance with the provisions of this NDIA Agreement in regard to the request.

12. NOTICE OF UNAUTHORIZED DISCLOSURE. If Executive loses or makes unauthorized disclosure of any of the Confidential Information, the Executive will immediately notify Company take all reasonable steps necessary to retrieve the lost or improperly disclosed Confidential Information.

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13. EMPLOYMENT AT-WILL. Nothing in this NDIA Agreement is intended to change the at-will status of Executive’s employment with Company and Executive understands that Company or Executive may terminate the employment relationship with or without cause and with or without advance notice in accordance with the Executive’s Executive Employment Agreement.

14. REMEDIES. The parties recognize that a breach of this NDIA Agreement by Executive will cause an irreparable injury to Company that cannot be reasonably or adequately compensated for in money damages. In the event of any breach or threatened breach, Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain such breach or threatened breach by Executive, Executive’s partners, co-employees, agents, employers and employees, and any other persons acting or with Executive. Company will be entitled to injunctive relief for the duration specified in the applicable paragraph(s) of the NDIA Agreement, commencing from the date such relief is granted, but reduced by the period of time elapsed between Executive’s termination date and Executive’s first breach or threatened breach of this NDIA Agreement.

15. ASSIGNMENT. This NDIA Agreement will be binding upon and inure to the benefit of Company, its successors and assigns, and to the benefit of Executive, Executive’s heirs and legal representatives. Executive agrees that this NDIA Agreement may be assigned by Company to any successor or other party, without the consent of Executive. The transfer of Executive to any other Company corporate parent, affiliate, subsidiary, or successor will constitute an assignment of this NDIA Agreement.

16. CONTROLLING LAW AND JURISDICTION. This NDIA Agreement will be governed by, construed by, and enforced in accordance with the laws of the State of California without regard to conflict of law provisions. Executive specifically consents to personal jurisdiction in the State of California.

17. SEVERABILITY. If any provision, paragraph or subparagraph in this NDIA Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication will not affect the validity of the remainder of the NDIA Agreement. Each provision, paragraph and subparagraph of this NDIA Agreement is separable and constitutes a separate and distinct covenant. The parties further expressly agree that if any provision is susceptible to two or more constructions, one of which would render the provision unenforceable, then the provision will be construed to have the meaning that renders it enforceable.

18. HEADINGS AND INTERPRETATION. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this NDIA Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa. The term “including” and its variations are always used in the non-restrictive sense as if followed by a phrase such as “but not limited to. Executive and Company agree that any ambiguity in the terms of this NDIA Agreement will not be construed against any of the parties and any rule of law or decision that would require interpretation of any claimed ambiguities in this NDIA Agreement against the party that drafted it is expressly waived. The provisions of this NDIA Agreement will be interpreted in a reasonable manner to affect the intent of the parties.

19. AMENDMENT AND NONWAIVER. This NDIA Agreement may only be amended or modified by a written instrument executed by both Company and Executive. The failure by Company to enforce any provision of this NDIA Agreement will not be deemed a waiver of such

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provision or of Company’s right to enforce each and every provision of this NDIA Agreement, or agreements signed by other employees. Any such failure will not operate or be construed as a waiver of any subsequent breach by Executive.

20. COUNTERPARTS. This NDIA Agreement may be executed in counterparts and a faxed signature will be valid.

21. ENTIRE AGREEMENT. This NDIA Agreement constitutes the entire agreement of the parties with respect to the subject matter of the NDIA Agreement and supersedes and replaces any previous communications, representations, arrangements or agreements, whether oral or written, addressing the terms, conditions, and issues contained in the NDIA Agreement.

OSMETECH MOLECULAR DIAGNOSTICS

By:	/s/ Jon Faiz Kayyem
Its:	Chief Executive Officer

“Executive”

/s/ Steven J. Kemper
Steven J. Kemper

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